Exhibit 10.100
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Originally Effective February 13, 2007
First Amendment Effective March 1, 2008
Second Amendment and Restatement Effective October 31, 2008
Third Amendment and Restatement Effective May 18, 2009
          THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Gen-Probe Incorporated, a Delaware corporation with offices at 10210 Genetic Center Drive, San Diego, California 92121 (“Gen-Probe”), and Carl W. Hull (the “Executive”).
          The parties hereto agree as follows:
1.
Amendment and Restatement of Employment Agreement. The Employment Agreement between Gen-Probe and Executive dated February 12, 2007, as previously amended as of March 1, 2008 and October 31, 2008, is hereby amended and restated as set forth herein as of May 18, 2009 (the “Amendment Effective Date”).

2.
Term of Employment. This Agreement shall be immediately effective. This Agreement, and Executive’s employment hereunder, shall be for a term of three years from May 18, 2009. At any time during the term of this Agreement, either party may terminate this Agreement, and Executive’s employment, in accordance with the provision of Sections 7 and 8 of this Agreement.

3.
Position and Duties. The Executive shall serve as President and Chief Operating Officer of Gen-Probe until May 18, 2009, on which date the Executive shall be appointed as President and Chief Executive Officer of Gen-Probe. The Executive shall have responsibilities and authority commensurate with his position. The Board of Directors may from time to time particularly specify the Executive’s duties and authority. The Executive shall not engage in or perform duties for any other persons or entities that interfere with the performance of his duties hereunder. Executive’s participation on the board of directors of any “for profit” organization will be subject to approval by the Board of Directors of Gen-Probe.

4.	Salary, Bonus and Benefits.
(a)
Salary. Commencing May 18, 2009, Gen-Probe shall pay Executive an annual base salary of $635,000. Executive’s base salary may be increased by the Compensation Committee of the Board, subject to the terms of this Agreement and consistent with the Executive’s performance and Gen-Probe’s policy regarding adjustments in officer compensation established from time to time by the Compensation Committee. The base salary shall not be decreased during the term of this Agreement.

(b)
Bonus. In addition, at the discretion of the Compensation Committee, the Executive will be awarded incentive compensation, in the form of a cash bonus for each fiscal year during his employment, based upon performance. Executive’s target bonus shall be seventy-five percent (75%) of his base salary; however, the actual bonus shall be set at the discretion of the Compensation Committee, subject to the terms of such bonus plans as Gen-Probe may adopt from time-to-time.

(c)
Stock Options/Restricted Stock. In addition, Executive may be awarded stock options, restricted stock awards and other equity compensation awards by Gen-Probe’s Compensation Committee, with such terms and conditions as the Compensation Committee may determine in its sole discretion.

(d)
Life Insurance. Gen-Probe will obtain and pay for a term life insurance policy providing for payment of $1,000,000 in benefits to the Executive’s designated beneficiaries should the Executive die during the term of this Agreement. This policy shall be in addition to any coverage provided by Gen-Probe’s group life insurance plan pursuant to subsection (g), below.

(e)
Disability Insurance. Gen-Probe will obtain and pay for a long-term disability insurance policy providing for payment at a rate of no less than $200,000 per annum to Executive should Executive suffer a long-term disability during the term of this Agreement. This policy shall be in addition to any coverage provided by Gen-Probe’s group disability insurance plan pursuant to subsection (g), below.

(f)
AD& D Insurance. Gen-Probe will obtain and pay for an AD&D insurance policy providing for a benefit to Executive (or his beneficiaries) of $400,000 (airplane) or $200,000 (automobile or walking) should Executive suffer accidental death or accidental disability during the term of this Agreement.

(g)
Other Benefits. The Executive shall be entitled to participate in the employee benefit programs (including but not limited to medical, dental, life and disability insurance, 401(k) retirement plan, and vacation program), as adopted and maintained by Gen-Probe. Gen-Probe shall reimburse the Executive for reasonable attorney’s fees incurred in connection with this Agreement, in an amount not in excess of $5,000. The Executive may receive such other and additional benefits as the Compensation Committee or Board may determine from time to time in its sole discretion.

5.
Expense Reimbursement. The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of, and in the service of Gen-Probe; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by Gen-Probe. To the extent that reimbursements made pursuant to this Agreement, including under Section 8(c), are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (a) the reimbursement shall be made no later than December 31 of the calendar year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (c) the Executive’s right to reimbursement under this Section 5 will not be subject to liquidation or exchange for another benefit.

6.
Indemnification. Gen-Probe shall indemnify the Executive to the maximum extent permitted by law, by the by-laws of Gen-Probe and by the Indemnification Agreement dated February 13, 2007, between the Executive and Gen-Probe, as it may be amended (the “Indemnification Agreement”), if the Executive is made a party, or threatened to be made a party, to any threatened or pending legal action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was an officer, director or employee of Gen-Probe or any subsidiary or affiliate thereof, in which capacity the Executive is or was serving at Gen-Probe’s request, against reasonable expenses (including reasonable attorneys’ fees), judgments, fines and settlement payments incurred by him in connection with such action, suit or proceeding.

7.
Termination. The Executive may terminate his employment hereunder at any time, with or without Good Reason (as defined below) upon written notice to Gen-Probe. If Executive contends that Good Reason exists for his termination, such notice shall specifically and expressly state the grounds which he contends constitute Good Reason. Gen-Probe may terminate the Executive’s employment hereunder at any time, subject to the terms of this Agreement, with or without Cause (as defined below) upon written notice to the Executive. If this Agreement is terminated, all compensation and benefits other than severance benefits described in Section 8 below, to the extent applicable, shall immediately cease, except that the Executive will be entitled, through the date of termination, to payment of his salary and benefits under Gen-Probe benefit programs and plans in accordance with their terms.

As used in this Agreement, “Good Reason” shall mean any of the following events that are not consented to in writing by the Executive: (i) the removal of the Executive from his position as President and Chief Executive Officer; (ii) a substantial and material diminution in the Executive’s duties and responsibilities hereunder; (iii) a reduction of the Executive’s base salary or target bonus percentage by 10% or greater; (iv) the location of the Executive’s assignment on behalf of Gen-Probe is moved to a location more than 30 miles from its present location; (v) the failure of Gen-Probe to obtain a satisfactory agreement from any successor to Gen-Probe to assume and agree to perform this Agreement; or (vi) a material breach by Gen-Probe of its obligations under this Agreement after notice in writing from the Executive within 30 days of the occurrence of the applicable event and a reasonable opportunity over a 30-day period for Gen-Probe to cure or substantially mitigate any material adverse effect of such breach and provided that the Executive’s termination occurs within six (6) months following the date of occurrence of the applicable event. The Executive’s consent to any event which would otherwise constitute Good Reason shall be conclusively presumed if the Executive does not exercise his rights to terminate this Agreement for Good Reason under this section within six (6) months of notice of the event.

As used in this Agreement, “Cause” shall mean any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of Executive; (ii) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) the Executive’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by the Executive to substantially perform his duties under this Agreement (other than any failure resulting from disability or from termination by the Executive for Good Reason) as determined by a majority of the Board after written demand from the Board of Directors for substantial performance is delivered to the Executive, and the Executive fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (v) the death of the Executive; or (vi) the Executive becoming disabled such that he is not able to perform his usual duties for Gen-Probe for a period in excess of six (6) consecutive calendar months.

8.
Severance Benefits in Certain Events. If Gen-Probe terminates the Executive’s employment for reasons other than Cause, or if the Executive terminates his employment for Good Reason, and such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), the Executive shall be entitled to receive the following severance benefits:

(a)	Salary.

(i)     Unless the Executive’s termination under this Section 8 occurs within eighteen (18) months after a Change in Control (as defined below), the Executive shall continue to receive his base salary, at the rate in effect at the time of his termination of employment, in monthly installments following termination and continuing for an aggregate period of twenty-four (24) months (the “Salary Continuation Period”), except that any and all payments that would otherwise have been made before the sixtieth (60th) day after the date of Executive’s Separation from Service (the “First Payment Date”) shall be made on the First Payment Date.

(ii) If the Executive’s termination under this Section 8 occurs in connection with a Change in Control, then the Executive shall receive a lump sum payment as described in this Section 8(a)(ii).
a.
If the termination occurs within the six (6) months prior to a Change in Control, the amount of the lump sum payment pursuant to this Section 8(a)(ii) shall be equal to twelve (12) months’ base salary (and shall be in addition to the twenty-four (24) month installment payments described in Section 8(a)(i));

b.
If the termination occurs within eighteen (18) months after a Change in Control, the amount of the lump sum payment pursuant to this Section 8(a)(ii) shall be equal to thirty-six (36) months’ base salary (and shall be in lieu of any payment under Section 8(a)(i)).

The lump sum payment will be payable on the date that is the later of (A) five (5) days after the Change in Control, or (B) sixty (60) days after the date of the Separation from Service.

For purposes of this Agreement, “Change in Control” shall have the meaning set forth on Attachment “1” to this Agreement (hereby incorporated by reference). A termination shall be “in connection with” a Change in Control if the termination occurs within the period six (6) months prior to or eighteen (18) months after a Change in Control (and in the event that the termination occurs during the six (6) months prior to a Change in Control, subject to the consummation of the Change in Control).

(b)
Bonus. The Executive shall be entitled to receive a pro rata portion of the Bonus Agreement Amount (as defined on Attachment “1” to this Agreement) for the year in which his employment terminates and this amount shall be paid in a lump sum on the First Payment Date. Unless the Executive’s termination under this Section 8 occurs within eighteen (18) months after a Change in Control, the Executive shall be entitled to receive, in addition to the salary payments described in subsection (a)(i) above and the pro rata Bonus Agreement Amount payment described in the first sentence of this subsection (b), an amount equal to two times the Executive’s Bonus Agreement Amount for the year of the termination (which shall be paid in the same manner as and on the same schedule as the salary compensation paid under subsection (a)(i) above). If the termination under this Section 8 occurs in connection with a Change in Control, then the Executive shall be entitled to receive, in addition to the salary payments described in subsection (a)(ii) above and the pro rata Bonus Agreement Amount payment described in the first sentence of this subsection (b), an amount equal to three times the Executive’s Bonus Agreement Amount for the year of the termination (or one times the Executive’s Bonus Agreement Amount for the year of the termination if the termination occurs within the six (6) months prior to a Change in Control, which shall be in addition to the payments described in subsection (a)(ii) above)); the Bonus Agreement Amount payment pursuant to this sentence shall be paid in a lump sum at the same time as the salary compensation paid under subsection (a)(ii) above.

(c)
Health Care and Life Insurance Coverage. Continued health care coverage under Gen-Probe’s medical plan will be provided, without charge, to the Executive and his eligible dependents until the earlier of (i) one (1) year following the termination date or (ii) the first date that the Executive is covered under another employer’s health benefit program providing substantially the same or better benefit options to the Executive without exclusion for any pre-existing medical condition. The period of time medical coverage continues under this agreement will be counted as coverage time under COBRA. Gen-Probe will pay the premium for continued life insurance coverage, if any, that the Executive may have elected under Gen-Probe’s Life Insurance and Supplemental Life Insurance plan, subject to payment by the Executive of the portion of such premium not contributed by Gen-Probe under such plan, during the Salary Continuation Period.

(d)
Outplacement Services. Gen-Probe agrees to provide Executive with outplacement services during the first six months of the Salary Continuation Period at a level not lower than the services provided to senior officers of Gen-Probe prior to the Amendment Effective Date.

(e)	Tax Matters. All compensation described in this Agreement will be subject to Gen-Probe’s collection of all applicable federal, state and local income and employment withholding taxes.

(f)
Release of Claims. Gen-Probe’s obligation to make the payments and provide the benefits hereunder shall be conditioned upon (i) Executive’s execution and delivery to the Company of a release of all claims that he then may have other than claims under Section 6 or the Indemnification Agreement, in standard form and content, within fifty (50) days following the Executive’s Separation from Service and (ii) such release shall not have been revoked by the Executive within any period permitted under applicable law. The release shall be mutual and shall also be signed on behalf of Gen-Probe.

(g)
Section 409A of the Internal Revenue Code and Specified Employees. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by Gen-Probe at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 8(g) shall be paid in a lump sum to Executive (or the Executive’s estate or beneficiaries), and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, Executive’s right to receive the payments of compensation pursuant to the Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.

9.	Treatment of Change in Control Payments.
(a)
Determination of Payments. If it is determined that any payment or distribution of any type to the Executive or for his benefit by Gen-Probe, any of its affiliates, any person who acquires ownership or effective control of Gen-Probe or ownership of a substantial portion of Gen-Probe’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), and if the Safe Harbor Amount (as defined below) is greater than the Taxed Amount (as defined below), then such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” shall be the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax. The “Taxed Amount” is the total amount of the Payments (prior to any reduction above), notwithstanding that all of some portion of the Payments made be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, all of which shall be computed at the highest applicable marginal rate. If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in a manner necessary to provide Executive with the greatest economic benefit. If more than one manner of reduction of the Payments necessary to arrive at the Safe Harbor Amount yields the greatest economic benefit to Executive, the components of the Payments shall be reduced pro rata.

(b)
Determination by Accounting Firm. All determinations and calculations required to be made under this Section 9 shall be made by an independent accounting firm selected by Executive from among the largest four (4) accounting firms in the United States (the “Accounting Firm”). The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within five (5) calendar days after the date on which Executive’s right to any of the Total Payments is triggered (if requested at that time by the Company or the Executive) or such other time as reasonably requested by the Company or the Executive. If the Accounting Firm determines that no Excise Tax is payable with respect to any of the Total Payments, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Total Payments. Any good faith determinations of the Accounting Firm made hereunder shall be binding upon the Company and the Executive, absent manifest error. The Company shall bear the reasonable fees and costs payable to the Accounting Firm with respect to the determinations by the Accounting Firm required to be made hereunder.
10.	Miscellaneous.
(a)
Arbitration. Executive and Gen-Probe agree that any and all claims or disputes that in any way relate to or arise out of Executive’s employment with Gen-Probe or the termination of such employment (including but not limited to claims under this Agreement or any other contract, tort claims, and statutory claims of employment discrimination, retaliation or harassment) shall be resolved exclusively through final and binding arbitration in San Diego, California. Executive and Gen-Probe waive any rights to a jury trial in connection with such claims or disputes. The costs of the arbitration, including the fees of the arbitrator, shall be borne exclusively by Gen-Probe. Any such arbitration shall take place in San Diego, California and shall be conducted by a single neutral arbitrator who shall be a retired federal or state judge, to be appointed by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”) in accordance with JAMS rules. The applicable procedural rules of JAMS shall govern the arbitration. The arbitrator’s decision shall be delivered in writing and shall disclose the essential findings and conclusion on which the arbitrator’s decision is based. The parties shall be permitted to conduct adequate discovery to allow for a full and fair exploration of the issues in dispute in the arbitration proceeding. The arbitrator may grant any relief which otherwise would have been available to the parties in a court proceeding. The decision and award of the arbitrator shall be final and binding, and judgment upon the arbitrator’s award may be entered by any court of competent jurisdiction.

(b)	Governing Law. This Agreement shall be construed and enforced in accordance with and be governed by the laws of the State of California.

(c)
Entire Agreement. This Agreement and the Indemnification Agreement and all outstanding equity award agreements issued to the Executive set forth the entire agreement and understanding between the Executive and Gen-Probe on the subject matter hereof, and supersede any other negotiations, agreements, understandings, oral agreements, representations and past or future practices, whether written or oral, on the subject matter hereof. No provision of this Agreement may be amended, supplemented, modified, cancelled, or discharged unless such amendment, supplement, modification, cancellation or discharge is agreed to, in writing, signed by the Executive and a duly authorized officer of Gen-Probe (other than the Executive); and no provisions hereof may be waived, except in writing, so signed by or on behalf of the party granting such waiver.

(d)
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e)	Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have duly given when personally delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Carl W. Hull
[Intentionally Omitted]
With a copy to:
Carl W. Hull
President and Chief Executive Officer
Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
If to Gen-Probe:
Senior Vice President, Human Resources
Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
With a copy to:
General Counsel
Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
(f)
Successors. Gen-Probe will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Gen-Probe, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Gen-Probe would be required to perform it if no such succession had taken place. This Agreement and all rights under the Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the party’s personal or legal representatives, executors, administrators, heirs, and successors.

(g)
No Right to Continued Employment. Nothing herein shall be construed as giving the Executive any rights to continued employment with Gen-Probe, and Gen-Probe shall continue to have the right to terminate the Executive’s employment at any time, with or without cause, subject to the provisions of this Agreement.

          In witness whereof, the parties have executed this Agreement as of the Amendment Effective Date.

Executive:	Gen-Probe Incorporated:

/s/ Carl W. Hull	By	/s/ Diana De Walt

Carl W. Hull	Diana De Walt
Senior Vice President, Human Resources

	By	/s/ R. William Bowen

R. William Bowen
Senior Vice President and General Counsel

ATTACHMENT “1”
DEFINITION OF “CHANGE IN CONTROL”
“Change in Control” shall mean a change in ownership or control of Gen-Probe effected through any of the following transactions:
           (a)     any person or related group of persons (other than Gen-Probe or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Gen-Probe) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of Gen-Probe’s outstanding securities by means of any transaction or series of transactions; or
           (b)     the replacement of a majority of the members of the Board during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
           (c)     the consummation of a merger or consolidation of Gen-Probe with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of Gen-Probe outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) fifty percent (50%) or more of the combined voting power of the voting securities of Gen-Probe or such surviving entity outstanding immediately after such merger or consolidation; or
           (d)     the sale or disposition by Gen-Probe of all or substantially all of Gen-Probe’s assets.
DEFINITION OF “BONUS AGREEMENT AMOUNT”
“Bonus Agreement Amount” shall mean the greater of (i) $475,000 or (ii) the highest annual bonus paid to the Executive under Section 4(b) for the three (3) year period ending prior to the year in which the Executive’s Separation from Service occurs.